Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:

Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Expands Relationship with HP
and Updates Financial Guidance for the Fourth Quarter of 2007
CARLSBAD, Calif., January 7, 2008 – Dot Hill Systems Corp. today announced that it has amended its agreement with HP. Under the amended agreement, Dot Hill will provide private-label RAID storage arrays to HP. The amendment expands the original agreement that covered RAID storage arrays for the HP StorageWorks 9000 Virtual Library System, which was introduced in November 2007. The amendment extends the original agreement from one year to five years. Dot Hill believes that the amendment materially increases the scope and potential of its relationship with HP.
The extended agreement is expected to allow HP to broaden and further enhance its entry-level storage portfolio for a variety of application environments. Additional terms of the agreement are detailed in a Form 8-K that was filed today by Dot Hill.
Dot Hill offers a family of entry-level and midrange disk arrays based on its R/Evolution™ architecture. These modular platforms provide very high-levels of performance, scalability and flexibility.
“Dot Hill has built a family of leading storage arrays with a flexible, scalable and differentiated architecture,” said Dana Kammersgard, president and chief executive officer, Dot Hill. “Working with HP has proven how simple, powerful solutions may create tremendous customer value. We are excited to be developing our partnership further with HP.”
In connection with the agreement, on January 4, 2008 Dot Hill issued a five-year warrant to HP to purchase 1,602,489 shares of Dot Hill’s common stock (approximately 3.5% of Dot Hill’s outstanding shares prior to the issuance of the warrant) at an exercise price of $2.40 per share.
The company believes that the extended agreement has the potential to increase revenue in 2008. Additionally, the company expects to potentially utilize $10 million to $20 million in cash over prior projections to support additional finished goods inventory in HP designated inventory locations and to make modest but incremental investments in organizational capabilities and test infrastructure. Depending on revenue, investment levels and program execution, the extension of the agreement could positively or negatively affect the company’s targeted return to profitability during 2008.
The company also announced today that it expects to report revenue results for the quarter ended December 31, 2007 to be above the company guidance issued on November 8, 2007.

Based upon preliminary results, the company expects to report revenue for the fourth quarter of 2007 to be in the range of $50 million to $52 million compared to a previous guidance range of $44 million to $48 million. The company expects loss per share to be within the previous guidance range of $0.10 to $0.15 on a fully diluted basis before consideration for potential goodwill impairment.
The company is finalizing its financial plans for 2008 and is currently evaluating various potential restructuring and cost reduction opportunities. These potential restructuring and cost saving options, if adopted, could result in one-time charges of up to $10 million and could have as much as a $2 million to $4 million impact on cash in 2008 and beyond. These restructurings and cost reductions, if adopted, would be expected to lower ongoing operating expenses in 2008.
Dot Hill is still completing its review of its fourth quarter 2007 financial results which includes an analysis of the impairment of goodwill. The company will release final results on its fourth quarter 2007 earnings conference call.
About Dot Hill Systems Corp.
Delivering innovative technology and global support, Dot Hill (NASDAQ:HILL) empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, Netherlands, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: the potential of Dot Hill’s partnership with HP including the potential for expanded revenues; Dot Hill’s projected financial results for the fourth quarter of 2007; Dot Hill’s ability to achieve profitability; and future expenditures and reductions in operating expenses. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the fourth quarter 2007 may be different from the financial guidance provided in this press release; the fact that similar to Dot Hill’s other customer agreements, the HP agreement as amended contains no minimum purchase requirements and can be terminated at any time by HP; the risk that HP and/or Dot Hill’s other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not be accepted by end-users; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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